freshmedx

Confidential

January 23, 2012

Via email to James E. Cannon at jecannon@hotmail.com
Via email to Jacqueline Soechtig at jsoechtig@BioMeridian.com

Board of Directors
BioMeridian Corp.
2355 South 1070 West Suite D
Salt Lake City, Utah 84119

RE: Letter of Intent to acquire Intellectual Property of BioMeridian Corp.

On behalf of Fresh Medical Laboratories, Inc. ("Freshmedx" or "FMDx"), I want to thank the members of the Board of Directors of BioMeridian Corp. ("BMC") for approving and accepting the terms and conditions set forth in the LOI Freshmedx ("LOI") sent to the Board of BioMeridian January 4, 2012, subject to certain modifications to the LOI previously offered and exchanged through January 19, 2012 ("Modifications") and other ongoing discussion through January 20, 2012.

We have made some outstanding progress in reaching a workable solution; however some of the Modifications raise significant legal and business challenges that do not serve our mutual best interests. It is my intention of include as many of the Modifications as possible in the context of the LOI.

This letter of intent now includes those Modifications necessary to be responsive to BMC and yet remain acceptable to FMDx and its Board of Directors to purchase the Intellectual Property of BMC.

Whereas, BMC together with its subsidiaries and affiliates is the owner of patents, and trade secrets ("IP") which may be used and useful in the business of FMDx, and

Whereas, FMDx has entered a License Agreement from BMC dated November 2, 2006 and subsequently amended ("Existing License") for the license of certain intellectual property and technical support services.

Therefore, BMC and FMDx (collectively, the "Parties") agree to enter into this LOI in which BMC agrees to sell and FMDx agrees to purchase the IP, subject to the Parties' due diligence and preparation and execution of definitive documents and the filing of the patent assignments included in the IP ("Close") by the Parties that contain usual and customary terms and conditions consistent with the terms and conditions outlined in this Letter "(Definitive Agreements"). The Definitive Agreements shall provide that appropriately signed rescission documentation shall be held in escrow by an escrow agent mutually acceptable to the Parties (the "Escrow Agent") and recorded and distributed to the parties only in the case of failure of FMDx to make the payment outlined in paragraph 3(b) below, as outlined in paragraph 4 below.

BMC agrees to sell the IP and FMDx agrees to buy the IP for good and valuable consideration upon the terms below effective upon Close.

1. Upon Close, BMC shall receive 1,200,000 million, fully paid shares of the Common Stock of FMDx ("FMDx Shares"). Upon close of the FMDx financing transaction described below, FMDx will be filed as a public corporation, with the intent to trade its stock upon regulatory approval.

2. Upon Close, BMC to be paid by FMDx in cash of $25,000 to cover BioMeridian transactional costs.

3. Upon Close, BMC to receive $1,000,000 million in a convertible debenture of FMDx ("FMDx Debenture") with the following terms and conditions.

   a. 8% (eight percent) interest, accrued and not paid until 14 days following the funding of an FMDx financing event greater than $5,000,000 (the "Financing Event") after which interest shall be paid quarterly on the outstanding principal and unpaid interest,

   b. A repayment of principal of $250,000 of the FMDx Debenture in cash, to be paid by FMDx upon the earlier of a) receipt of good funds from any FMDx financing event(s) subsequent to January 17, 2012 having a cumulative value in excess of $1,500,000 or b) the date 75 days after Close. BMC shall use this sum of $250,000 for the purpose of satisfying certain outstanding obligations of BMC to the IRS, the Utah Department of Labor and any outstanding judgments.

   c. At BMC option, outstanding principal and accrued interest under the FMDx Debenture may be converted to shares of common stock of FMDx at $1.25 per share,

   d. The conversion price for the mandatory conversion of the FMDx Debenture at the first public offering of shares of FMDx stock shall be the lesser of $1.25 per share or the price per share of the public offering.

   e. Amortization of remaining principal to begin 36 months after Close, and

   f. Pre-payment of all or a portion of the principal and accrued and unpaid interest outstanding may occur, at FMDx option, at any time.

4. Following Close, should FMDx fail to make the payment of $250,000 as described in 3(b) above, FMDx and BMC agree that upon the written request of the Board of Directors of BMC to the Escrow Agent the transactions contemplated hereby shall be rescinded and reversed and the reassignment of the IP from FMDx to BMC shall thereupon immediately be recorded by the Escrow Agent and the other escrowed documents shall be distributed to the appropriate parties, so that (a) the IP purchased hereby shall revert to BMC, (b) the FMDx Shares shall be returned to FMDx, (c) the FMDx Debenture shall be cancelled, and (d) the Existing License shall be reinstated without modification. Legal and escrow documentation and escrow costs shall be paid by BMC.

5. At Close, the Parties agree to terminate the Existing License and the Definitive Agreements shall include a mutual release by the Parties of any and all claims and damages related to the Existing License.

6. At Close, FMDx shall provide an immediate, exclusive, fully paid-up, world-wide, license of the IP acquired hereby to BMC, for the duration of the life of the IP assigned for the currently engaged complementary and alternative medicine (CAM) and non human markets. To maintain the license, BMC its sub-licensees, successors and assigns must remain within the non-human and CAM markets, as those markets are defined in the Definitive Agreements. FMDx shall pay the maintenance fees and annuities on currently-issued patents, and have a duty with respect to the issued patents and the still-pending applications to inform BMC of all actions and information material to the maintenance and enforceability of the IP. All transferred patents/applications included in the IP shall, to the extent permitted by law, revert back to BMC if FMDx files for bankruptcy protection while any balance remains unpaid in the FMDx Debenture. Any individual transferred and assigned patents/applications shall revert back to BMC if FMDx chooses to abandon or not maintain the maintenance and annuities of such patent/application. FMDx shall

specifically and promptly inform BMC of payment of maintenance fees and annuities on issued patents and decisions not to maintain patents/applications with sufficient time to permit BMC to assume ownership or take action to maintain the patents/applications.

7. BMC makes no statement as to the validity or enforceability of the purchased IP, which is purchased AS IS by FMDx provided that BMC discloses any and all liens, litigation, threatened litigation, infringement or threatened infringement at prior to Close. Should BMC fail to reasonably disclose such at prior to Close, or the economic use of patents is legally denied FMDx, BMC will refund the fair and proportional value of such patents from the consideration FMDx paid to BMC, or to be paid by BMC, in connection with the purchase of the IP.

   The title to IP is subject to FMDx (and its patent counsel's) due diligence with title to the same perfected in the name of BMC, with no liens, fees, litigation or threatened litigation outstanding at Close. BMC will immediately provide a schedule of all of its intellectual property. BMC hereby represents that it has entered into no agreements, will not enter into any agreements prior to Close or mutual termination of this LOI, or has any obligation or contingent obligation to sell, lease, assign, license or convey by other means the IP, whether written, expressed or implied, whether partial or in total, to parties not currently licensed by BMC to use the IP of BMC, that will not be terminated prior to or at Closing; provided, however, the Parties understand that BMC may enter into an agreement with Innovative Health Technologies, LLC ("IHT") which would include a sub-license to IHT under the license BMC will receive back from FMDx at the Closing.

8. This transaction is subject to obtaining approval of the BioMeridian Board of Directors and shareholder, with all officers and directors of FMDx and their affiliates who are also shareholders of BMC voting their shares in the same proportion as all other BMC shareholders, and the approval of the Board of Directors of FMDx.

9. This transaction is subject to BioMeridian obtaining consent of all secured creditors.

10. This LOI shall be withdrawn if not accepted by BMC by January 24, 2012.

Please review this and if you agree to these modifications, please so indicate by signing below and returning a copy to us. We look forward to getting this transaction completed and to a continued long and mutually beneficial relationship.

Agreed, this the 23th day of January 2012.

For Fresh Medical Laboratories, Inc.

Steven C. Eror
Its President and Chief Executive Officer

For BioMeridian Corp.

Jacqueline E. Soechtig
Its President and Chief Executive Officer